Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-201397 on Form S-4 of our reports dated February 20, 2015, relating to the consolidated financial statements of NextEra Energy, Inc. and subsidiaries, and the effectiveness of NextEra Energy, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of NextEra Energy, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

March 24, 2015